Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
(312) 255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
Generated Annual Net Revenue Growth of 16%
CHICAGO, May 8, 2007—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its fourth quarter and fiscal year 2007 (ended March 31, 2007).
Financial Results
Fiscal Year 2007
In fiscal year 2007, net revenue from continuing operations was $168.7 million, up 16% compared to $145.2 million reported in the prior year. The Company reported income from continuing operations before taxes of $14.1 million and income from continuing operations after taxes of $7.2 million, or $0.21 per diluted share, in fiscal year 2007. In the year ago period, the Company reported income from continuing operations before taxes of $13.1 million and income from continuing operations after taxes of $2.0 million, or $0.06 per diluted share. In fiscal year 2007, the Company repurchased 3.3 million shares at an average price of $11.21 per share for a total of $37.5 million.
“We had a number of significant accomplishments in fiscal year 2007, including generating 16% annual net revenue growth; growing our client base by 30%; and delivering free cash flow from continuing operations of $21.6 million. We finished the year with a strong balance sheet reflecting $84.1 million in cash and no debt,” said Adam Gutstein, president and CEO of Diamond.
Fourth Quarter of Fiscal Year 2007
In the fourth quarter of fiscal year 2007, net revenue from continuing operations was $42.9 million, up 10% compared to $38.8 million reported in the fourth quarter of fiscal year 2006. The Company reported income from continuing operations before taxes of $4.9 million and
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Diamond Management & Technology Consultants, Inc. Fourth Quarter
FY2007 Results/page 2
income from continuing operations after taxes of $2.6 million, or $0.08 per diluted share in the fourth quarter of fiscal year 2007. In the year ago period, the Company reported income from continuing operations before taxes of $5.6 million (which included a $2.0 million recovery of a prior restructuring charge) and income from continuing operations after taxes of $392 thousand, or $0.01 per diluted share.
Free cash flow from continuing operations (cash flow provided by operating activities less capital expenditures and free cash flow from discontinued operations) in the fourth quarter of fiscal year 2007 was $3.0 million. During the fourth quarter, the Company repurchased 815 thousand shares of its common stock for $10.5 million. The Company ended the fiscal year with cash and cash equivalents of $84.1 million.
“Our fourth quarter results came in modestly above revised guidance,” said Gutstein. “The revenue dip we experienced in the fourth quarter appears to have been limited and our first fiscal quarter is progressing well. Our clients continue to invest, and we are well positioned to help them develop and implement strategies that depend on technology —both for growth and for cost management. We are projecting growth in our first fiscal quarter compared with the prior quarter and expect to grow net revenue 15% or more in fiscal year 2008. ”
Diamond served 65 clients during the fourth quarter of fiscal year 2007 and 105 clients in fiscal year 2007. This compares with 56 clients during the fourth quarter of fiscal year 2006 and 81 clients in fiscal year 2006. The Company added 19 new clients in the fourth quarter of fiscal year 2007 compared with 18 in the third quarter and 16 in the year-ago period. The top five clients represented 37% of revenue during the fourth quarter of fiscal year 2007 compared to 39% in both the third quarter and the year-ago period. The Company ended the fourth quarter with 507 client-serving professionals, compared with 503 in the previous quarter and 441 in the year-ago period.
Business Outlook
First Quarter FY08
In the first quarter of fiscal year 2008, the Company anticipates its continuing operations to generate net revenue of $44 to $46 million, pretax income of $5 to $6 million, earnings per diluted share of $0.08 to $0.10, and free cash flow of negative $5 to negative $1 million. The Company expects its effective income tax rate to be between 45% and 47%.
Fiscal year 2008
In fiscal year 2008 the Company expects to grow net revenue 15% or more and generate full-year pretax income margins of at least 13% growing from approximately 12% in the first quarter to 15% in the fourth quarter of fiscal year 2008. The Company expects earnings per diluted share to double in fiscal year 2008 to at least $0.42 and full-year free cash flow to be at least $22 million. The Company’s preliminary outlook is a full-year effective tax rate of 44% to 46% with quarterly improvements throughout the year.

Diamond Management & Technology Consultants, Inc. Fourth Quarter
FY2007 Results/page 3
Conference Call
Diamond management will host a conference call today, May 8, 2007, at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 800-416-4516 for North American callers and 415-908-6231 for international callers. The replay will be available until May 13, 2007 and can be accessed by calling 402-977-9140, then entering passcode number 21335426. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the Nasdaq Global Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to among other things, such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, recruitment and retention of personnel, possible termination of projects by major clients, collections of receivables, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-K for the year ended March 31, 2006.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$42,904	$38,829	$168,699	$145,224
Reimbursable expenses	5,371	5,156	21,574	18,444

Total revenue	48,275	43,985	190,273	163,668

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	29,316	26,210	118,596	99,111
Reimbursable expenses	5,371	5,156	21,574	18,444

Total project personnel expenses	34,687	31,366	140,170	117,555

GROSS MARGIN	13,588	12,619	50,103	46,113

OTHER OPERATING EXPENSES:
Professional development and recruiting	1,924	1,857	8,838	6,689
Marketing and sales	1,225	1,157	3,766	3,522
Management and administrative support	6,659	6,686	27,499	25,328
Restructuring charges (recovery)	—	(1,960)	(24)	400

Total other operating expenses	9,808	7,740	40,079	35,939

INCOME FROM OPERATIONS	3,780	4,879	10,024	10,174

OTHER INCOME, NET	1,147	741	4,099	2,970

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,927	5,620	14,123	13,144

INCOME TAX EXPENSE	2,362	5,228	6,908	11,151

INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES	2,565	392	7,215	1,993

DISCONTINUED OPERATIONS:
Gain on disposal of discontinued operations, including income tax benefit of $574 for the twelve months ended March 31, 2007	43	—	22,932	—
Income (loss) from discontinued operations, net of income taxes	(75)	138	1,254	(12,577)

DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(32)	138	24,186	(12,577)

NET INCOME (LOSS)	$2,533	$530	$31,401	$(10,584)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.08	$0.01	$0.23	$0.06
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.00)	0.00	0.76	(0.38)

NET INCOME (LOSS)	$0.08	$0.02	$0.98	$(0.32)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.08	$0.01	$0.21	$0.06
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.00)	0.00	0.71	(0.36)

NET INCOME (LOSS)	$0.08	$0.02	$0.92	$(0.31)

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	31,434	32,077	31,951	32,963

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	33,557	33,537	34,076	34,682
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Project personnel costs before reimbursable expenses	$2,995	$2,649	$11,318	$9,203
Professional development and recruiting	24	16	101	67
Marketing and sales	83	104	345	385
Management and administrative support	665	556	2,925	2,219

SBC included in income from continuing operations	$3,767	$3,325	$14,689	$11,874
SBC included in income (loss) from discontinued operations	—	360	527	3,211

	$3,767	$3,685	$15,216	$15,085
SBC recorded against the gain on disposal of discontinued operations	—	—	1,379	—

Total SBC	$3,767	$3,685	$16,595	$15,085

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
ASSETS	2007	2006
	(Unaudited)	(Unaudited)

Current assets:
Cash and cash equivalents	$84,125	$69,899
Accounts receivable, net of allowance of $573 and $629 as of March 31, 2007 and March 31, 2006, respectively	14,883	11,908
Deferred tax asset — current portion	865	1,457
Prepaid expenses and other current assets	2,293	2,238
Current assets from discontinued operations	—	21,097

Total current assets	102,166	106,599

Restricted cash	6,095	5,493
Computers, equipment, leasehold improvements and software, net	2,750	1,431
Deferred tax asset — long-term portion	7,826	8,008
Other assets	2,038	3,322
Non-current assets from discontinued operations	—	2,767

Total assets	$120,875	$127,620

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,656	$2,260
Income taxes payable	1,743	899
Share repurchase payable	1,172	—
Accrued compensation	7,916	4,966
Deferred revenue	1,430	999
Other accrued liabilities	7,384	7,519
Current liabilities of discontinued operations	—	14,746

Total current liabilities	21,301	31,389

Restructuring accrual, less current portion	340	527
Net tax indemnification obligation	3,307	—
Non-current liabilities from discontinued operations	—	3,816

Total liabilities	24,948	35,732

Stockholders’ equity:
Common stock, 31,698 shares outstanding as of March 31, 2007 and 32,499 shares outstanding as of March 31, 2006	533,875	546,293
Accumulated other comprehensive income (loss)	(2,771)	2,473
Accumulated deficit	(435,177)	(456,878)

Total stockholders’ equity	95,927	91,888

Total liabilities and stockholders’ equity	$120,875	$127,620

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,533	$530	$31,401	$(10,584)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring charges (recovery)	—	(2,124)	(478)	9,069
Depreciation and amortization	344	641	1,754	2,744
Stock-based compensation	3,767	3,685	15,216	15,085
Gain on sale of discontinued operations	(43)	—	(22,358)	—
Deferred income taxes	(455)	5,487	757	10,008
Changes in assets and liabilities:
Accounts receivable	(3,036)	(2,763)	(8,395)	(6,792)
Prepaid expenses and other	403	(602)	154	(264)
Accounts payable	(140)	779	(1,088)	263
Restructuring accrual	(54)	(2,829)	(1,309)	(7,805)
Other assets and liabilities	669	5,147	7,496	332

Net cash provided by operating activities	3,988	7,951	23,150	12,056

Cash flows from investing activities:
Decrease (increase) in restricted cash	215	(5,493)	(602)	(5,493)
Net proceeds from sale of discontinued operations	1,542	—	29,462	—
Net purchases of short-term investments	—	—	—	55,975
Capital expenditures, net	(968)	(551)	(2,902)	(1,580)
Other assets	180	—	227	60

Net cash provided by (used in) investing activities	969	(6,044)	26,185	48,962

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	7,247	1,816	14,271	8,095
Shares withheld for employee withholding taxes and option exercise price	(2,490)	(966)	(7,576)	(4,328)
Tender offer cash distributions	—	—	(1,805)	—
Common stock cash dividend	16	—	(9,700)	—
Tax benefits from employee stock plans, net of adjustments	1,371	(333)	3,459	(307)
Purchase of treasury stock	(9,326)	(1,626)	(36,293)	(34,337)

Net cash used in financing activities	(3,182)	(1,109)	(37,644)	(30,877)

Effect of exchange rate changes on cash	(72)	185	211	(188)

Net increase in cash and cash equivalents	1,703	983	11,902	29,953
Cash and cash equivalents at beginning of period (1)	82,422	71,240	72,223	42,270

Cash and cash equivalents at end of period (1)	$84,125	$72,223	$84,125	$72,223

Non-cash financing activities:
Treasury stock repurchase obligation	$1,172	$—	$1,172	$—
Reclassification of stock-based compensation balance to additional paid-in capital	—	—	—	2,174

(1)	Cash and cash equivalents includes $2,324 of cash and cash equivalents classified as discontinued operations as of March 31, 2006.